Exhibit 99.1

Arsenal Capital Partners Increases Investment in Global Biosimulation Leader Certara with $449M Stock Purchase

Arsenal will acquire approximately 30M shares at $15 per share from funds controlled by EQT Private Equity and agrees to two-year lock-up on sale of shares

PRINCETON, N.J.— November 7, 2022 -- Certara, Inc. (Nasdaq: CERT) today announced that Arsenal Capital Partners (“Arsenal”), a private equity firm specializing in investing in and building transformational healthcare companies, has committed to make a new $449M investment in Certara. Arsenal currently owns approximately 4% of common shares outstanding and will acquire approximately 30M additional shares from funds controlled by EQT Private Equity (“EQT”), at a price of $15 per share. Upon closing of the transaction, which is subject to HSR regulatory approval, Arsenal will own approximately 22% of diluted shares outstanding.

Arsenal is deeply familiar with Certara’s value proposition for all stakeholders. The firm previously held a majority stake in the company before selling a controlling interest to EQT in 2017. Arsenal continued to maintain a minority equity interest both before and after Certara’s initial public offering in 2020.

In a separate agreement with the company, Arsenal has agreed to a two-year lock-up prohibiting any sale of the newly purchased shares without company approval, reflecting Arsenal’s commitment to being a long-term shareholder. Arsenal will also have the right, subject to maintaining certain ownership percentages, to nominate up to two board members, including current board member Stephen McLean. Following the closing of the transaction, Arsenal Operating Partner David Spaight is expected to join the board, and current board members Eric Liu and Ethan Waxman of EQT will step down from the board.

“We are pleased to further enhance our long-term-oriented shareholder base via a significant new investment from Arsenal,” said William F. Feehery, Chief Executive Officer of Certara. “Arsenal has been invested in Certara for almost a decade, is confident in the critical role of biosimulation within drug discovery and development, and shares in our strategic vision for the business. I also want to thank EQT for its leadership and strategic partnership since 2017, highlighted by the company’s IPO in 2020.”

Stephen McLean, a Senior Partner of Arsenal, said, “This transaction reflects our long-term advocacy for, and conviction in, the strategic importance of biosimulation in drug development. It also reflects our belief in the long-term prospects of Certara, our admiration for William Feehery’s leadership, and our trust in the entire Certara management team. We look forward to our continued partnership with Certara and to further supporting its efforts to enable more efficacious development of therapies and cures for human disease.”

Eric Liu, Partner, Head of North American Private Equity, and Co-Head of the Global Healthcare Sector Team at EQT, added, “EQT is proud to have been part of Certara’s remarkable journey during the last five years. We would like to thank the management team for their trusted partnership. EQT is confident that Arsenal will continue to be a great shareholder as Certara builds on its strong momentum, and we look forward to the company’s continued success.”

About Certara

Certara accelerates medicines using proprietary biosimulation software, technology and services to transform traditional drug discovery and development. Its clients include more than 2,000 biopharmaceutical companies, academic institutions, and regulatory agencies across 62 countries.

About Arsenal Capital Partners

Arsenal Capital Partners is a leading private equity firm that specializes in investments in industrial growth and healthcare companies. Since its inception in 2000, Arsenal has raised institutional equity investment funds totaling over $10 billion, completed more than 250 platform and add-on acquisitions, and achieved more than 30 realizations. The firm works with management teams to build strategically important companies with leading market positions, high growth, and high value-add.

Investor Relations Contact:
David Deuchler
Gilmartin Group
ir@certara.com

Media Contact:

Daniel Yunger

Kekst CNC

daniel.yunger@kekstcnc.com

Jackie Schofield

Prosek Partners

Pro-Arsenal@prosek.com